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Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated February 24, 2017 with respect to the consolidated financial statements, financial highlights, and Schedule 12-14 of Main Street Capital Corporation for the year ended December 31, 2016 and our report dated March 17, 2017 with respect to the Senior Securities table, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus and to the use of our name as it appears under the captions "Senior Securities", "Selected Financial Data" and "Independent Registered Public Accounting Firm."

/s/ GRANT THORNTON LLP

Dallas, Texas
April 26, 2017

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  Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM